Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is executed as of June 22, 2017 (the “Effective Date”), by and between FIFTH THIRD BANK, an Ohio banking corporation (“Lender”), and JETPAY PAYMENT SERVICES, FL, LLC, a Delaware limited liability company (“Borrower”).

RECITALS:

A.          WHEREAS, Borrower has applied to Lender for a draw/term loan facility to finance software integration costs related specifically to a contract with the State of Illinois, and Lender is willing to make such loan upon the terms and conditions hereinafter set forth.

B.           NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions and Interpretation.

1.1           Exhibits Incorporated. All exhibits to this Agreement, as now existing and as the same may from time to time be modified, are fully incorporated herein by this reference.

1.2           Defined Terms. All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the following meanings:

“Affiliate” means, with respect to any Person, (a) any other Person which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, (i) such Person or (ii) any general partner or managing member of such Person; (b) any other Person 50% or more of the equity interest of which is held beneficially or of record by (i) such Person or (ii) any general partner or managing member of such Person, and (c) any general partner, limited partner or member of (i) such Person or (ii) any general partner or managing member of such Person.

“Applicable Laws” means all statutes, laws, ordinances, regulations, orders, writs, judgments, injunctions, decrees or awards of the United States or any state, county, municipality or other Governmental Agency applicable to Borrower and/or the Property.

“Business Day” means (i) with respect to all notices and determinations in connection with the LIBOR Rate, any day (other than a Saturday or Sunday) on which commercial banks are open in London, England, New York, New York, and Cincinnati, Ohio for dealings in deposits in the London Interbank Market; and (ii) in all other cases, any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Management Agreement with Lender is then in effect with respect to all or a portion of the Note, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Management Agreement shall govern with respect to all applicable notices and determinations in connection with such portion of the Note subject to such Rate Management Agreement.

“Capitalized Lease Obligations” means, for any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or rehabilitation or fixed or capital assets, determined in accordance with GAAP.

“Closing” means execution and delivery of the Loan Documents.

“Closing Date” means the date upon which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Collective Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property or services for which such Person or its assets is liable, other than accounts payable arising in the ordinary course of business, (b) all unfunded amounts under a credit agreement, loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under such agreement or credit facility or if such letter of credit was issued, (c) all amounts required by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under Capitalized Lease Obligations for which such Person is liable, and (f) except as otherwise conditioned herein, all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Control” and any derivative of such term, including “Controlling” and “Controlled”, means, when used with respect to any Person, (i) the direct or indirect beneficial ownership of fifty percent (50%) or more of the outstanding voting securities or voting equity of such Person or (ii) the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Default” means the occurrence of any event, circumstance or condition which constitutes a breach of or a default under this Agreement or any other Loan Document and which, after the giving of any required notice and/or the passage of any applicable cure period, would constitute an Event of Default under this Agreement or any other Loan Document.

“Default Rate” means a per annum interest rate that is equal to the rate of interest per annum applicable under the Note plus three percent (3%).

2

“Draw/Term Loan” means that certain term loan granted by Lender to Borrower in the maximum principal amount of the Draw/Term Loan Amount.

“Draw/Term Loan Amount” means an amount not to exceed $1,600,000.00.

“Draw/Term Note” means that certain Promissory Note dated as of even date herewith made by Borrower to the order of Lender in the stated principal amount of the Draw/Term Loan Amount.

“EBITDA” means, on a consolidated basis, the amount of Borrower’s earnings before interest, taxes, depreciation, amortization, and noncash expenses for the measurement period.

“Environmental Laws” means all local, state, federal, and foreign laws, programs, permits, guidance, orders, and consent decrees, now or later in effect and relating to health, safety, or environmental matters or pollution and the protection of the environment or the release of any materials into the environment, including the Comprehensive Environmental Response Compensation and Liability Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Event of Default” means any event so designated in Section 8.1, or any other section or provision, of this Agreement.

“Excluded Swap Obligation(s)” means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Fiscal Year” means Borrower’s fiscal year, ending on December 31st of each calendar year.

3

“Fixed Charge Coverage Ratio” means the ratio of: (a) Borrower’s EBITDA plus rent and operating lease payments, less distributions, dividends, increases in loans to Guarantor and capital expenditures (other than capital expenditures: (w) incurred with respect to the Magic Platform, (x) financed with equity contributions funded to Borrower by Guarantor, (y) financed with proceeds of the purchase money indebtedness or capital leases to the extent permitted under the Loan Documents, or (z) incurred with respect to the Illinois Contract) and other extraordinary items during the applicable test period, divided by (b) the consolidated sum of (i) Borrower’s interest expense, plus (ii) all scheduled principal payments (but excluding principal that is payable upon the Maturity Date) with respect to indebtedness paid or due and payable by the Constituent Entities during the applicable period plus rent and operating lease expenses incurred in the same such period. For purposes of the definition of Fixed Charge Coverage Ratio, (i) the term “Magic Platform” shall mean capital expenditures of up to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) incurred by Borrower for the creation or implementation of its ‘Magic’ software and operating platform during the period of June 1, 2016 to December 31, 2016 and (ii) the term “Illinois Contract” shall mean capital expenditures of up to One Million and No/100 Dollars ($1,000,000.00) incurred by Borrower for the purpose of securing equipment or funding software integration required under a contract with the State of Illinois during the period of January 1, 2017 to December 31, 2017.

“Funded Indebtedness to EBITDA” means the ratio of: (a) indebtedness (excluding Subordinated Indebtedness) (i) in respect of money borrowed, or (ii) evidenced by a note, debenture or other like written obligation to pay money, or (iii) in respect of rent or hire of property under leases or lease arrangements which under GAAP are required to be capitalized, or (iv) in respect of obligations under conditional sales or other title retention agreements to, (b) EBITDA for the measurement period.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Guarantor” means JetPay Corporation, a Delaware corporation.

“Guaranty Agreement” means that certain Guaranty Agreement dated on or about the date hereof by the Guarantor for the benefit of Lender guaranteeing the obligations of Borrower under the Loan and the Loan Documents.

“Governmental Agency” means any governmental or quasi-governmental agency, board, bureau, commission, department, court, administrative tribunal or other instrumentality or authority, and any public utility.

“Hazardous Materials” means urea, asbestos, radon gas, pesticides, hydrocarbons, petroleum substances, flammable explosives, paint containing lead, natural or synthetic gas, solid, liquid, or gaseous wastes, polychlorinated biphenyls (PCBs), formaldehyde foam insulation, discharges of sewage or effluent, any material containing hydrated silicate (including amosite, actinolite, tremolite, chrysolite, crocidolite, and anthophylite, whether friable or non-friable), and all toxic, hazardous, and radioactive wastes, chemicals, materials, pollutants, substances, and contaminants that are regulated or controlled by any Environmental Law, whether or not defined, classified, or identified as hazardous under those laws.

“Intercreditor Agreement” means that certain Intercreditor Agreement by and between Lender and Junior Creditor dated October 18, 2016.

4

“Junior Creditor” means LHLJ, Inc., a Delaware corporation.

“Junior Debt” has the meaning ascribed to such term in the Intercreditor Agreement.

“Lender” means Fifth Third Bank, an Ohio banking corporation.

“Loan” means the Draw/Term Loan made hereunder.

“Loan Commitment Fee” means, with respect to the Draw/Term Loan, the sum of Eight Thousand and 00/100 Dollars ($8,000.00),

“Loan Documents” means, collectively, this Agreement, the Security Agreement, the Guaranty Agreement, any Subordination Agreements, and any other agreement, document or instrument evidencing and/or securing the obligations of Borrower to Lender that Lender requires in connection with the execution of this Agreement or from time to time to effectuate the purposes of this Agreement, including, without limitation, any Rate Management Agreement, together with all amendments, restatements, supplements and modifications thereof.

“Loan Expenses” means all interest, charges, costs and reasonable, documented, out-of-pocket expenses incurred by Lender in connection with the Loan, including, but not limited to: (a) any points, loan fees, service charges, commitment fees or other fees due to Lender in connection with the Loan; (b) all amounts due under any Rate Management Agreement; (c) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (d) all fees and disbursements of architects, engineers and consultants engaged by Borrower and Lender; (e) all documentary stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (f) all Collateral appraisal fees; (g) all title, casualty, liability, payment, performance or other insurance or bond premiums; (h) all fees and disbursements of legal counsel engaged by Lender in connection with the Loan, including, without limitation, counsel engaged in connection with the enforcement, negotiation, preparation or administration of this Agreement or any of the Loan Documents; (i) all fees associated with field examination of Collateral and (i) any amounts required to be paid by Borrower under this Agreement, the Security Agreement or any Loan Document after the occurrence of an Event of Default.

“Loan Proceeds” means all amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.

“Material Adverse Change” means any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which, as determined by Lender in good faith:

(a)          has prevented, impeded or limited the enforceability or validity of any Loan Document, the perfection or priority of any lien created under any Loan Document or the remedies of Lender under any Loan Document;

5

(b)          has been, or reasonably could be expected to be, material and adverse to the ownership, use enjoyment or value of any of the Collateral or to the business, operations, prospects, properties, assets, liabilities or condition (financial or otherwise) of Borrower;

(c)          has materially impaired the ability of Borrower to perform any of the Obligations, or to consummate the transactions, under the Loan Documents.

“Note” means the Draw/Term Note.

“Obligations” means (i) the payment when and as due and payable of the principal of and interest on the Loan or so much thereof as may be advanced from time to time, and any and all late charges, Additional Costs (as defined in the Note), and all other indebtedness, loans, advances, and each and every obligation and liability evidenced by, owing, arising under or in connection with the Loan, the Security Agreement, the Note, and/or any of the other Loan Documents, together with any extensions, modifications, renewals or refinancings of any of the foregoing; (ii) the payment of all other expenses, costs, advances and indebtedness which the Security Agreement by its terms secures; (iii) the performance and observance of the covenants and agreements contained in the Security Agreement, the Note and each of the other Loan Documents; (iv) the Rate Management Obligations, except for Rate Management Obligations that constitute Excluded Swap Obligations; (v) all obligations to perform or forbear from performing acts, and agreements, Agreements and documents evidencing, guarantying, securing or otherwise executed in connection with any of the foregoing, together with any amendments, modifications and restatements thereof, and all expenses and attorneys’ fees incurred by Lender hereunder or any other document, Agreement or agreement related to any of the foregoing to the extent required to be paid or reimbursed by Borrower thereunder; and (vi) all other loans, advances, indebtedness and each and every other obligation or liability of Borrower owed to each of Lender and/or any affiliate of Fifth Third Bancorp or its successors, however created, of every kind and description whether now existing or hereafter arising and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, participated in whole or in part, created by trust agreement, lease overdraft, agreement or otherwise, whether or not secured by additional collateral, whether originated with Lender or owed to others and acquired by Lender by purchase, assignment or otherwise, and all obligations to perform or forbear from performing acts, and agreements, Agreements and documents evidencing, guarantying, securing or otherwise executed in connection with any of the foregoing, together with any amendments, modifications and restatements thereof, and all expenses and attorneys’ fees incurred by Lender hereunder or any other document, instrument or agreement related hereto or to any of the foregoing, to the extent required to be paid or reimbursed by Borrower thereunder.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Party” means any Person (other than Lender) who is a party or signatory to any Loan Document.

6

“Permitted Indebtedness” means (a) the Obligations; (b) indebtedness under Hedging Agreements entered into for the sole purpose of hedging in the normal course of business and not for speculative purposes; (c) purchase money indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower to finance the purchase of fixed assets, provided that such indebtedness incurred shall not exceed in the aggregate One Million and No/100 Dollars ($1,000,000.00) so long as the Loan Documents remain in effect, other than as set forth on Schedule 1.2; (d) indebtedness existing on the Effective Date that is identified and described on Schedule 1.2 attached hereto and made a part hereof, including refinancing, replacement and renewals of such indebtedness, provided that any refinancing shall not exceed the amount then outstanding; (e) indebtedness incurred in the ordinary course of business for surety bonds and performance bonds obtained in connection with workers’ compensation, unemployment insurance and other social security legislation; (f) indebtedness representing deferred compensation or reimbursable expenses owed to officers, directors, employees or agents of Borrower in the ordinary course of business; and (g) the Junior Debt in accordance with the Intercreditor Agreement.

“Permitted Liens” means (a) liens securing taxes, assessments or governmental charges or levies for amounts that are not yet due and payable; (b) liens of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar liens, in each case imposed by law or arising in the ordinary course of business and for amounts that are not yet due and payable; (c) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws (excluding liens arising under ERISA); (d) pledges or cash deposits made in the ordinary course of business (i) to secure the performance of bids, tenders, leases, sales or other trade contracts (other than for the repayment of borrowed money or the payment of a deferred purchase price for property or services) or (ii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation); (e) liens of landlords and mortgagees of landlords (i) with respect to any landlord, solely arising by statute or, with respect to any mortgagee arising by statute or under any contractual obligations entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP; (f) non-exclusive intellectual property licenses granted in the ordinary course of business; (g) liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code and other banker’s liens arising by operation of law; (h) liens on fixed assets securing purchase money indebtedness, provided that, (i) such lien attached to such assets concurrently, or within twenty (20) days of the acquisition thereof, and only to the assets so acquired, and (ii) a description of the asset is furnished to Lender; (i) liens existing on the Effective Date and shown on Schedule 1.2 attached hereto and made a part hereof; (j) other liens in favor of Lender under the Loan Documents or in connection with other financing made available to Borrower from Lender; (k) liens securing appeal bonds and judgments with respect to judgments that do not otherwise result in or cause an Event of Default; and (l) liens securing the Junior Debt in accordance with the Intercreditor Agreement.

“Person” means any entity, whether an individual, trustee, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Agency or otherwise.

7

“Personal Property” means all of Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to all furniture, furnishings, fixtures, machinery, equipment, inventory and other personal property of every kind, tangible and intangible as described in the Security Agreement.

“Premises” means the property located at 316 Baylen Street, Suite 590, Pensacola, Florida 32502.

“Property” means any interest in any kind of asset or property, whether real, personal, or mixed, tangible or intangible, or choate or inchoate.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of Borrower to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Security Agreement” means that certain Security Agreement of even date herewith from Borrower, as debtor, to and for the benefit of Lender, as secured party, given in connection with the Loan, encumbering the Collateral described therein.

“Subordinated Indebtedness” means (x) the Junior Debt, and (y) any other Collective Debt that is subordinated to the Obligations owed to Lender, in a manner satisfactory to Lender in form and substance, including but not limited to such subordinated debt as of the Effective Date as more particularly described on Schedule 1.2, attached hereto.

“Subordination Agreement” means, (x) with respect to the Junior Debt, the Intercreditor Agreement, and (y) with respect to Subordinated Indebtedness other than the Junior Debt, any subordination agreement entered into by Borrower and Lender with any junior creditor made in connection with the Loan.

“Swap Obligation” means any Rate Management Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.

8

“Taxes” means all taxes, assessments, levies and charges imposed by any public or quasi-public authority having jurisdiction over the Property which are or may affect, or become a lien upon, the Property, or interest therein, or imposed by any Governmental Authority upon Borrower or Lender by reason of their respective interests in the Property or by reason of any payment, or portion thereof, made to Lender hereunder or pursuant to any Obligation or any of the other Loan Documents, other than taxes which are measured by and imposed upon Lender’s general net income.

1.3         Singular and Plural Terms. Any defined term used in the plural in any Loan Document shall refer to all members of the relevant class and any defined term used in the singular shall refer to any number of the members of the relevant class.

1.4         Accounting Principles. Any accounting term used and not specifically defined in any Loan Document shall be construed in conformity with, and all financial data required to be submitted under any Loan Document shall be prepared in conformity with, GAAP applied on a consistent basis or in accordance with such other principles or methods as are reasonably acceptable to Lender.

1.5         References and Other Terms. Any reference to any Loan Document or other document shall include such document both as originally executed and as it may from time to time be amended, restated, modified or supplemented and in effect from time to time. References herein to Articles, Sections and Exhibits shall be construed as references to this Agreement unless a different document is named. References to subparagraphs shall be construed as references to the same Section in which the reference appears. The term “document” is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms “including” and “include” mean “including (include) without limitation.”

2.           The LoanS.

2.1         Agreement to Borrow and Lend. Borrower agrees to borrow from Lender, and Lender agrees to lend to Borrower, amounts not to exceed the Draw/Term Loan Amount on the terms of and subject to the conditions of this Agreement.

2.2         Interest. Interest on funds advanced hereunder shall be due and payable by Borrower to Lender in the manner set forth in the Draw/Term Note.

2.3         Principal Payments; Maturity Date. The principal of the Loan shall be paid in the manner set forth in the Draw/Term Note. The Maturity Date of the Draw/Term Note is June 22, 2021.

2.4         Prepayment. The Loan shall be prepayable only in accordance with the terms and conditions of the Note.

2.5         Draw/Term Loan. The Draw/Term Loan is a limited draw facility to be converted into a term loan as further described in the Draw/Term Note, and Borrower shall have the right to request advances of any portion of the principal balance of the Draw/Term Loan during the Draw Period (as defined in the Draw/Term Note) subject to the conditions of this Agreement and the Draw/Term Note.

9

3.           Conditions to Closing.

3.1         Conditions to Closing. As a condition precedent to the Closing, Borrower shall furnish to Lender the following, all of which must be strictly satisfactory to Lender and Lender’s counsel in form, content and execution:

(a)          Loan Documents. Fully executed original copies of each of the Loan Documents.

(b)          Subordination Agreements. Subordination Agreements with respect to the Subordinated Indebtedness shown on Schedule 1.2, if any, containing terms and conditions, including but not limited to, full standstill rights, blockage rights, and inability to block Lender from exercising any and all rights pursuant to the Loan Documents. All other conditions will be satisfactory in all respects to Lender.

(c)          Loan Expenses. All Loan Expenses due and owing hereunder and the Loan Commitment Fee.

(d)          Searches. A report from a national search company acceptable to Lender indicating that, other than Permitted Liens, no material judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than liens and security interests in favor of Lender or otherwise approved by Lender in writing) are of record or on file encumbering any portion of the Property, and that there are no material judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrower or Guarantor (or explanations satisfactory to Lender of any judgments or pending litigation in existence).

(e)          Intentionally Omitted.

(f)           Attorney’s Opinion. An opinion of one or more counsel for Borrower and Guarantor addressing such issues as Lender may reasonably request, including the following propositions and questions of law (in each case, subject to customary qualifications and exceptions):

(i)          that each of Borrower and Guarantor is duly organized, validly existing and in good standing to do business in the state of its organization and in the State of Florida;

(ii)         that each of Borrower and Guarantor has all necessary legal right, power and authority to conduct its business, to own and operate the Property and to enter into and perform its obligations under this Agreement and the Loan Documents;

(iii)        that all necessary corporate, shareholder, membership, partnership approvals, resolutions and directions have been obtained for the execution of this Agreement and the Loan Documents;

10

(iv)        that the execution and delivery of this Agreement and the Loan Documents, and the performance thereunder by Borrower and Guarantor will comply with all Applicable Laws and will not violate or conflict with the instruments under which Borrower and Guarantor are organized; and

(v)         that the Loan Documents and this Agreement have been duly and validly executed and delivered, are enforceable in accordance with their respective terms (subject to customary qualifications and exceptions).

(g)          Organizational Documents. A certified copy (certified, where applicable, by the state office in which such documents were filed, and in all other cases by an appropriate representative of the entity) of:

(i)          The organizational documents (for corporations, articles of incorporation and bylaws; for general partnerships, partnership agreement; for limited partnerships, partnership agreement and certificate of limited partnership; for limited liability companies, articles of organization and operating agreement) of Borrower and Guarantor and each entity whose authorization is necessary to authorize the execution, delivery and performance of the Loan Documents, or whose authorization is necessary to authorize any other entity whose authorization is necessary in respect thereto, certified by the appropriate officer of representative. For purposes hereof, Borrower, Guarantor and all such other entities are referred to herein below as the “Constituent Entities”;

(ii)         Resolutions by the applicable Constituent Entities authorizing the execution and delivery of the documents evidencing and securing the Loan, certified by an appropriate representative of the Constituent Entities;

(iii)        An incumbency certificate, including specimen signatures for all individuals executing any of the Loan Documents, for each Constituent Entity executing any of the Loan Documents, certified by the secretary or other appropriate representative of such entity;

(iv)        Certificates of existence for all limited partnerships and certificates of good standing for all corporations or limited liability companies that are Constituent Entities from their state of formation, and, if Borrower was not formed in the State of Florida, a certificate of good standing or existence, as applicable, from the State of Florida; and

(v)         All other instruments and documents concerning the formation and existence of the Constituent Entities, and the execution and delivery of the Loan Documents by the Constituent Entities, required by Lender.

(h)          Financial Statements. All financial information requested by Lender with respect to Borrower and Guarantor.

(i)           Consent of Junior Creditor.  Junior Creditor’s consent to the transactions contemplated by this Agreement to the extent required by the Intercreditor Agreement.

11

(j)           Additional Documents. Such other papers and documents regarding Borrower, Guarantor or the Collateral as Lender may require.

(k)          A compliance certificate in the form attached hereto as Exhibit A.

3.2         Termination of Agreement. Borrower agrees that all conditions precedent to the Closing will be complied with on or prior to the Closing Date. If all of the conditions precedent to the Closing hereunder shall not have been performed on or before the Closing Date, Lender, at its option at any time prior to the Closing, may terminate this Agreement and all of its obligations hereunder by giving a written notice of termination to Borrower. In the event of such termination, Borrower shall pay all Loan Expenses which have accrued or been charged prior to such date.

4.           Representations and Warranties. As a material inducement to Lender’s entry into this Agreement, Borrower represents and warrants to Lender that:

4.1         Good Standing. Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Guarantor is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.2         Execution and Performance of Loan Documents.

(a)          Each of Borrower and Guarantor has full power and authority to conduct its business as presently conducted, to enter into this Agreement and the other Loan Documents (as applicable) and to perform all of its duties and obligations under this Agreement and the Loan Documents to which they are a party. Such execution and performance have been duly authorized by all necessary action pursuant to such entity’s organizational documents.

(b)          The execution and delivery by Borrower and Guarantor of, and the performance by Borrower and Guarantor of each such entity’s respective obligations under, each Loan Document do not and will not:

(i)          require any consent or approval not heretofore obtained of any Person having any interest in Borrower or Guarantor;

(ii)         violate any provision of, or require any consent or approval not heretofore obtained under, any partnership agreement, articles of incorporation, bylaws, operating agreement or other governing document applicable to Borrower or Guarantor;

(iii)        result in or require the creation of any lien, claim, charge or other right of others of any kind (other than under or as provided for in the Loan Documents) on or with respect to any property now or hereafter owned or leased by Borrower or Guarantor;

(iv)        violate any provision of any Applicable Law presently in effect; or

12

(v)         constitute a breach or default under, or permit the acceleration of obligations owed under, any contract, credit agreement, loan agreement, lease or other agreement or document to which Borrower or Guarantor is a party or by which Borrower, Guarantor or any of such entity’s property is bound.

(c)          Neither Borrower nor Guarantor is in default, in any respect that is adverse to Lender’s interests in or under the Loan Documents or that would result in a Material Adverse Change, under any Applicable Law, contract, lease or other agreement or document described in subparagraph (ii) or (v) of the previous subsection.

4.3         Financial and Other Information. All financial information furnished to Lender with respect to Borrower and Guarantor in connection with the Loan (a) accurately presents the financial condition of Borrower and Guarantor as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery); and (b) has been prepared in accordance with GAAP subject to, in the case of unaudited financial statements, customary year-end adjustments and the absence of footnotes or in accordance with such other principles or methods as are reasonably acceptable to Lender. All other documents and information furnished to Lender with respect to Borrower and Guarantor in connection with the Loan are correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading. Neither Borrower nor Guarantor has any material liability or contingent liability not disclosed to Lender in writing and there is no material lien, claim, charge or other right of others of any kind (including liens or retained security titles of conditional vendors) on any property of any such Person not disclosed in such financial statements or otherwise disclosed to Lender in writing.

4.4         No Material Adverse Change. There has been no material adverse change in the condition, financial or otherwise, or the properties or businesses of Borrower or Guarantor since the date of the latest financial statements furnished to Lender. Since those dates, neither Borrower nor Guarantor has entered into any material transaction whether or not disclosed in such financial statements or otherwise disclosed to Lender in writing. Further, there are no existing Defaults under any of the Loan Documents, nor do there exist any circumstances or conditions that with the passage of time or giving of notice or both would result in an Event of Default under any of the Loan Documents.

13

4.5         Enforceability. The Loan Documents, and any other documents and instruments required to be executed and delivered in connection with the Loan to which Borrower and/or Guarantor is a party have been duly authorized, executed and delivered by or on behalf of Borrower and Guarantor (as applicable) as a party thereto, and when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and may be enforced strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally or general principles of equity). No basis presently exists for any claim against Lender under this Agreement, under the Loan Documents or with respect to the Loan, and the Loan Documents and enforcement thereof are not subject to, and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense, including the defense of usury. The Security Agreement, together with any UCC Financing Statements required to be filed in connection therewith, will create a valid, perfected first priority lien on Borrower’s interest in the Collateral, subject to Permitted Liens. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by any Person under Applicable Laws in connection with the execution, delivery, recordation, filing, registration, perfection and/or enforcement of any of the Loan Documents have been paid, or have been paid by Borrower to an escrow agent authorized to make such payment upon recordation.

4.6         Consents. No approval of, or consent from, any Governmental Authority or any other Person not holding a direct or indirect ownership interest in Borrower or Guarantor is required in connection with the execution and delivery by Borrower or Guarantor of this Agreement or any of the other Loan Documents to which each is a party, or compliance by Borrower or Guarantor with the Loan Documents to which each is a party, or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by Borrower and Guarantor and are in full force and effect.

4.7         Environmental Matters. To the knowledge of Borrower, no claim or proceeding under any Environmental Law has been instituted or threatened raising any such claim against Borrower or any portion of the Property now or formerly owned, leased, or operated by it or other assets, alleging any damage to the environment or violation of any Environmental Laws. To the knowledge of Borrower, there are no facts that would give rise to any such claim, public or private, of a violation of any Environmental Law or damage to the environment emanating from, occurring on, or in any way related to real properties now or formerly owned, leased, or operated by Borrower or to other assets or their use. Borrower has not stored any Hazardous Materials on any real Property now or formerly owned, leased, or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Law except as would not reasonably be expected to result in a Material Adverse Change. To the knowledge of Borrower, all buildings on all real properties owned, leased, or operated by Borrower are in compliance with applicable Environmental Laws. There are no Liens, nor has Borrower received notice of any potential liens, arising under any Environmental Law against any of the real properties owned, leased, or operated by it.

4.8         Tax Liability. Each of Borrower and Guarantor have filed all required material federal, state and local tax returns and has paid, prior to delinquency, all material taxes payable by it (including interest and penalties, but subject to lawful extensions disclosed to Lender in writing) other than taxes being contested in good faith and by appropriate proceedings. Borrower agrees to maintain adequate reserves for tax liabilities (including contested liabilities) in accordance with generally accepted accounting principles or in accordance with such other principles or methods as are reasonably acceptable to Lender.

4.9         Collective Debt. Other than Permitted Indebtedness, Borrower has no Collective Debt (whether secured or unsecured).

14

4.10        Collateral. Borrower has title to the Collateral and the Collateral is adequately described in the Security Agreement and is subject to the respective liens of the Security Agreement and the other Loan Documents. The Security Agreement will, upon execution and delivery thereof, be effective to create a valid and enforceable lien on and security interest in the Collateral, subject only to Permitted Liens. All necessary documents and instruments have been (or on the Effective Date will be) recorded, filed for record, or delivered in a manner and in places required to establish those liens and to perfect and preserve perfected liens intended to be created by those documents with the priority intended by those documents and no further action (other than the filing of continuation statements as required by law) is (or will on the Effective Date be) required to maintain and preserve, or effectively to put third parties on notice of, those liens. All Taxes and filing fees that are required to be paid or are payable in connection with the execution, delivery, or recordation of those liens have (or on or before the Effective Date will have) been paid, (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction by such filings).

4.11        Usury. The Loan, including interest rate, fees and charges as contemplated hereby, is a business loan. The Loan is an exempted transaction under the Truth In Lending Act, 12 U.S.C. §1601 et seq.; and the Loan does not, and when disbursed will not, violate the provisions of the usury laws of the State of Florida or the State of New York, or any consumer credit laws or usury laws of any state which may have jurisdiction over this transaction, Borrower or the Property. The Loan is not a consumer loan.

4.12        No Bankruptcy Filing. Neither Borrower nor Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or against Guarantor. In addition, neither Borrower nor Guarantor has been a party to, or the subject of, any a Bankruptcy Proceeding, and neither Borrower nor Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any state or federal bankruptcy or insolvency law for the benefit of debtors.

4.13        Fraudulent Transfer; Solvency. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan and the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total probable liabilities, including subordinated, unliquidated, disputed and/or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

15

4.14        Compliance with Laws. Borrower has duly complied with, and its Property, business operations, and leaseholds, if any, are in compliance in all respects with, the provisions of all Applicable Laws (except to the extent that any noncompliance with applicable law would not reasonably be expected to have a Material Adverse Change), and there have been no orders, notices, or citations of noncompliance issued to Borrower under any Applicable Law other than those that would not reasonably be expected to result in a Material Adverse Change.

4.15        Litigation. Except as set forth in Schedule 4.15, there are no actions, investigations or proceedings pending or overtly threatened against or affecting the Property, Borrower, Guarantor or any property of any of them before any Governmental Agency~~.~~, except (a) which individually or in the aggregate could not be expected to result in a Material Adverse Change or (b) as disclosed in Guarantor’s filings with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

4.16        Name and Principal Place of Business. Borrower presently uses no trade name other than its actual name. Borrower’s principal place of business is as set forth in the UCC-1 Financing Statement to be filed with the Delaware Secretary of State.

4.17        ERISA. Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA. The assets of Borrower do not and will not constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Sec. 2510.3-101. Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA. Transactions by or with Borrower are not and will not be subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents. Neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

4.18        Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.19        Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.20        No Prohibited Persons.

(a)          Neither Borrower nor any Person Controlling or Controlled by Borrower, nor any Person having a direct or indirect beneficial interest in Borrower, nor any Person for whom Borrower is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to any Anti-Terrorism Law, (ii) engages in any dealings or transactions prohibited by any applicable anti-terrorism law (“Anti-Terrorism Law”), or is otherwise associated with any such Person in any manner violative of any Anti-Terrorism Law, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any Anti-Terrorism Law.

16

(b)          No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Terrorism Law and/or the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)          Borrower acknowledges by executing this Agreement that Lender has notified Borrower that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record such information as may be necessary to identify Borrower and all Borrower Affiliates (including the name and address of Borrower and all Borrower Affiliates) in accordance with the Patriot Act.

(d)          Borrower has not been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of Borrower.

4.21        Leases. Borrower is in full compliance with all of the terms of each of its respective capitalized and operating leases except to the extent noncompliance would not reasonably be expected to result in a Material Adverse Change.

4.22        Business Locations. Borrower’s chief executive office and other places of business as of the Effective Date are listed on Schedule 4.22.

4.23        Continuing Nature of Representations and Warranties. Borrower acknowledges, understands, and agrees that the representations and warranties set forth in this Section 4 as of the Effective Date or other specified date shall be deemed to be continuing in the form and as of the date made during all times when any or all of the Obligations remains outstanding and such representations and warranties shall be restated and made effective as of each date a disbursement is requested and made in accordance herewith.

5.           Maintenance, Operation, Preservation and Repair of COLLATERAL. Borrower shall maintain the Collateral in good condition and repair, shall operate the Collateral in a businesslike manner, shall prudently preserve and protect both its own and Lender’s interests in connection with the Collateral, shall not commit or permit any waste or deterioration of the Collateral, shall not abandon any portion of the Collateral, and shall not otherwise act, or fail to act, in such a way as to unreasonably increase the risk of any damage to the Collateral or of any other impairment of Lender’s interests under the Loan Documents, except with respect to any of the foregoing, in the ordinary course of its business. Without limiting the generality of the foregoing, and except as otherwise agreed by Lender in writing from time to time, Borrower shall promptly and faithfully perform and observe each of the following provisions:

17

5.1         Alterations and Repair. Borrower shall not remove, demolish or materially alter any Collateral, except to make non-structural repairs which preserve or increase the Collateral’s value, and shall promptly restore, in a good and workmanlike manner, any Collateral (or other aspect or portion of the Collateral) that is damaged or destroyed from any cause.

5.2         Compliance. Borrower shall comply in all material respects with all laws and requirements of Governmental Agencies (including, without limitation, all requirements relating to the obtaining of business or operating licenses and permits), and all rights of third parties, relating to Borrower.

5.3         Books and Records. Borrower shall maintain complete books of account and other records reflecting the use of the Collateral in accordance with GAAP or in accordance with such other principles or methods as are reasonably acceptable to Lender.

5.4         Right of Inspection; Due Diligence. Lender, its agents, representatives, consultants and employees, may conduct periodic due diligence to assess the condition of the Collateral and Borrower.

6.           Other Affirmative Covenants. While any obligation of Borrower under the Loan Documents remains outstanding, the following provisions shall apply, except to the extent that Lender otherwise consents in writing:

6.1         Existence. Borrower shall maintain its existence as a limited liability company in good standing under the Applicable Laws of the State of Delaware and authorized to do business in the State of Florida.

6.2         Protection of Liens. Borrower shall maintain the lien of the Security Agreement as a valid first priority lien on the Collateral, subject only to the Permitted Liens, and take all actions, and execute and deliver to Lender all documents, reasonably required by Lender from time to time in connection therewith; and maintain the lien of the Loan Documents on the Collateral and take all actions, and execute and deliver to Lender all documents reasonably required by Lender from time to time in connection therewith, including supplemental security agreements, financing statements and other documents extending or perfecting Lender’s security interests in such collateral as they exist from time to time.

6.3         Notice of Certain Matters. Borrower shall give notice to Lender, within fifteen (15) days after Borrower obtains actual knowledge thereof, of each of the following:

(a)          any litigation or claim affecting or relating to the Collateral and involving an amount in excess of $100,000.00; and any litigation or claim that might subject Borrower to liability in excess of $250,000.00, whether covered by insurance or not;

(b)          any dispute between Borrower and any Governmental Agency relating to the Collateral, the adverse determination of which might materially affect the Collateral;

18

(c)          any trade name hereafter used by Borrower and any change m Borrower’s principal place of business;

(d)          any Default or Event of Default;

(e)          the creation or imposition of any lien against the Collateral, other than a Permitted Lien;

(f)           any default under any Loan Document; and/or

(g)          any Material Adverse Change in the condition of Borrower.

6.4         Additional Reports and Information. Borrower also shall deliver to Lender, in form and substance reasonably satisfactory to Lender and within fifteen (15) days of Lender’s written request therefore, all other information relating to Borrower, any guarantor from time to time obligated to Lender with respect to the Loan, the Property or the Loan (or the Collateral and security therefor) reasonably required by Lender from time to time, including but not limited to, company prepared agings of accounts.

6.5         Further Assurances. Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under the Loan Documents, to protect and further the validity, priority and enforceability of the Loan Documents, to subject to the Loan Documents any property intended by the terms of any Loan Document to be covered by the Loan Documents, or otherwise to carry out the purposes of the Loan Documents and the transactions contemplated thereunder.

6.6         Financial Reporting Requirements. During the term of the Loan, Borrower shall:

(a)          Commencing as of December 31, 2017, and continuing annually thereafter within one hundred and twenty (120) days after the end of each Fiscal Year, deliver annual CPA audited year-end Financial Statements on a consolidated basis with Guarantor (to include, without limitation, a consolidated balance sheet and a profit and loss statement) as of the end of and for such year of Borrower (and its subsidiaries, if any) acceptable to Lender in reasonable detail, setting forth in comparative form the corresponding figures for the corresponding date and period in the preceding Fiscal Year.

(b)          Commencing as of June 30, 2017 and continuing quarterly thereafter, within forty-five (45) days after the end of each of Borrower’s fiscal quarters, provide to Lender, company-prepared consolidated and consolidating Financial Statements as of the end of and for such period in reasonable detail to include, without limitation, an operating statement, balance sheet, profit and loss statement, and statement of cash flows certified to Lender by an Officer of Borrower and acceptable to Lender in its sole but reasonable discretion.

19

(c)          Commencing as of June 30, 2017 and continuing quarterly thereafter, within forty-five (45) days after the end of each of Guarantor’s fiscal quarters, provide to Lender, company-prepared consolidated and consolidating Financial Statements as of the end of and for such period in reasonable detail to include, without limitation, an operating statement, balance sheet, profit and loss statement, and statement of cash flows and statements necessary to verify Guarantor’s Liquidity (as defined in the Guaranty) certified to Lender by an Officer of Borrower and acceptable to Lender in its sole but reasonable discretion.

(d)          Commencing as of December 31, 2017 and continuing annually thereafter, within one hundred twenty (120) days after the end of each Fiscal Year, provide to Lender on a consolidated basis, an internally prepared profit and loss projection statement (including projected balance sheets and cash flow statements) for the ensuing fiscal year, signed by an Officer of Borrower.

(e)          Within forty-five (45) days after the end of each fiscal quarter, commencing with Borrower’s fiscal quarter ending June 30, 2017, provide to Lender a covenant compliance certificate signed by a duly authorized officer of Borrower in a form approved by Lender.

(f)           Intentionally Omitted.

(g)          Promptly upon receipt thereof, copies of all other material detailed reports (if any) submitted to Borrower by independent certified public accountants in connection with each annual or interim review of the books of Borrower by such accountants.

(h)          Promptly upon Borrower obtaining knowledge of the occurrence of any default hereunder, a notice thereof, specifying the nature thereof; and promptly upon the occurrence of any event or the discovery of any fact which would reasonably be expected to result in a Material Adverse Change, notice thereof specifying the nature thereof.

(i)           Reserved.

(j)           Borrower shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with generally accepted accounting principles and give representatives of Lender access thereto during normal business hours and upon reasonable prior notice, including permission to: (i) examine, copy and make abstracts from any books and records and such other information which might be helpful to Lender in evaluation the status of the Obligations as it may reasonably request from time to time, and (ii) communicate directly with any of Borrower’s officers, employers, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of Borrower.

20

6.7         Fixed Charge Coverage Ratio. Borrower shall maintain a minimum Fixed Charge Coverage Ratio of 1.20 to 1.00, to be measured quarterly and tested at each quarter end, commencing June 30, 2017 and continuing each quarter thereafter for the remaining term of the Loan. This covenant shall be tested on a trailing 4-quarter basis.

6.8         Funded Indebtedness to EBITDA Ratio. At each quarter end, commencing June 30, 2017, and at the end of each quarter thereafter during the term of the Loan, Borrower shall be obligated to maintain a Funded Indebtedness to EBITDA Ratio of not greater than 2.00 to 1.00. This covenant shall be tested on a trailing 4-quarter basis.

6.9         Intentionally Omitted.

6.10        Single Purpose Entity. Borrower covenants and agrees that it has not and shall not:

(a)          merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(b)          (i) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) dissolve or otherwise terminate, or fail to comply with the provisions of Borrower’s organizational documents, or (iii) amend or modify Borrower’s Certificate of Formation or Operating Agreement in a manner adverse to Lender;

(c)          fail to hold its assets in its own name, or commingle its assets with the assets of any of its partners, affiliates, or of any other person or entity or transfer any assets to any such person or entity other than distributions on account of equity interests in Borrower, to the extent, if any, permitted hereunder, and properly account for, and any other payments expressly permitted hereunder;

(d)          other than Permitted Indebtedness, incur any Collective Debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan;

(e)          fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders and any Affiliates of Borrower or its shareholders, or fail to prepare and maintain its own financial statements in accordance with GAAP and susceptible to audit;

(f)           seek dissolution or winding up, in whole or in part;

(g)          guaranty or become obligated for the Collective Debts of any other entity or person, or hold itself out to be responsible or pledge its assets or credit worthiness for the Collective Debts of another person or entity, or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the Collective Debts of Borrower (except for Guarantor, and except with respect to the Junior Debt in accordance with the Intercreditor Agreement);

21

(h)          fail to use separate contracts, purchase orders, stationery, invoices and checks;

(i)           fail to allocate fairly and reasonably among Borrower and any third party (excluding Guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses;

(j)           allow any person or entity (other than Guarantor) to pay the salaries of Borrower’s employees or fail to maintain a sufficient number of employees for Borrower’s contemplated business operations;

(k)          fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; or

(l)           conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of Borrower or the creditors of any other Person.

6.11        Additional Banking Laws. Borrower shall (a) ensure, and cause each Affiliate to ensure, that no Person who owns a controlling interest in or otherwise controls Borrower or any Affiliate is or shall be listed on the “Specially Designated Nationals and Blocked Person List” or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Affiliate to comply, with all applicable bank secrecy act laws and regulations, as amended.

6.12        Tax Shelter Disclosure. Neither Borrower nor any Affiliate or subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Regulation Section 1.6011-4). If Borrower, or any other party determines to take any action inconsistent with such intention, Borrower shall promptly notify Lender thereof in writing. If Borrower so notifies Lender, Borrower acknowledges that Lender may treat the Loan as part of a transaction that is subject to Regulation Section 301.6112-1, and Lender will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Regulation.

6.13        Taxes.

(a)          Borrower’s Obligation for Payment of Taxes. Borrower shall pay or cause to be paid all Taxes when due and payable, except where contested in good faith and by appropriate proceedings. Borrower’s obligations under this Section 6.13 shall not be affected by any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of all or any part of the Collateral.

22

(b)          Contest of Taxes. Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, provided that (i) such proceeding shall suspend the collection of the applicable Taxes from Borrower and from the Collateral or Borrower shall have paid all of the applicable Taxes under protest, (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, and (iii) neither the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost so long as the contest is being pursued.

(c)          Effect of Change in Law. If at any time any law is enacted which deducts from the value of real property, for taxation purposes, any lien thereon, or changes in any way the laws now in force for the taxation of Collective Debts secured thereby, or the manner of collection of any such taxes so as to affect any interest of Lender hereunder then Borrower shall pay such tax if it may lawfully do so. If Borrower is not permitted by Applicable Law to pay such tax, or if Borrower is not permitted by Applicable Law to immediately reimburse Lender for any such payment, then the Obligations, at the option of Lender, upon not less than the lesser of (i) ninety (90) days written notice, or (ii) such shorter period as may be required to ensure compliance by Lender with Applicable Law, shall become due and payable.

6.14        Insurance Coverage. For so long as the Security Agreement is in effect, Borrower shall continuously maintain insurance in accordance with the following provisions:

(a)          At its own cost, Borrower shall obtain and maintain at all times during the term of the Loan hazard (property) insurance on the Collateral (each a “Policy” or “Policies”) and Lender shall be identified in each Policy as a “Lender Loss Payable” or “Loss Payee” specifically described as follows: “Fifth Third Bank, its successors and/or assigns as their respective interests may appear”. Borrower shall provide Lender with evidence of all such insurance required hereunder.

(b)          The Policies to be obtained and maintained by Borrower under the provisions of this Agreement shall be issued by responsible insurance carriers with a Best’s rating of no less than A/VII, licensed to do business in the State of Florida, who are acceptable to Lender and shall be in such form and with such endorsements, waivers and deductibles as Lender shall designate or approve. Without limitation on the foregoing:

(i)          All Policies shall name Borrower as the insured, and shall name Lender as a loss payee, in form reasonably satisfactory to Lender, attached to such Policy or Policies whenever applicable, and providing, among other matters, that all Insurance Proceeds (as hereinafter defined) shall be paid to Lender).

23

(ii)         All Policies shall contain: (1) the agreement of the insurer to give Lender at least thirty (30) days’ written notice prior to cancellation or expiration of or change in such Policies, or any of them; (2) a waiver of subrogation rights against Lender and, if available Borrower; (3) an agreement that such Policies are primary and non-contributing with any insurance that may be carried by Lender; (4) a statement that the insurance shall not be invalidated should any insured waive in writing prior to a loss any or all right of recovery against any party for loss accruing to the property described in the Policy; and (5) if obtainable, a provision that no act or omission of Borrower shall affect or limit the obligation of the insurance carrier to pay the amount of any loss sustained. As of the date hereof, and subject to any changes in such requirements which Lender may, in its discretion, make from time to time pursuant to its rights under this Section 6.14, each Policy of property insurance hereunder shall contain a lender’s loss payable endorsement, lender clause, or other non-contributory clause of similar form and substance acceptable to Lender in favor of Lender.

(c)          Concurrently herewith, Borrower shall deliver to Lender original Policies or certificates evidencing the insurance required hereunder. Borrower shall procure and pay for renewals of such insurance (or shall cause the procurement and payment) from time to time before the expiration thereof, and Borrower shall deliver to Lender such original renewal Policies or certificates at least thirty (30) days before the expiration of any existing Policy.

(d)          Borrower, for itself, and on behalf of its insurers, hereby releases and waives any right to recover against Lender on any liability for: damages for injury to or death of persons; any loss or damage to property; any other direct or indirect loss or damage caused by fire or other risks, which loss or damage is or would be covered by the insurance required to be carried hereunder by Borrower, or is otherwise insured; or claims arising by reason of any of the foregoing, except to the extent caused solely by the gross negligence or willful misconduct of Lender.

(e)          Lender shall not, by reason of accepting, rejecting, obtaining or failing to obtain insurance, incur any liability for (i) the existence, non-existence, form, amount or legal sufficiency thereof, (ii) the solvency or insolvency of any insurer, or (iii) the payment of losses. All insurance required hereunder or carried by Borrower shall be procured at Borrower’s sole cost and expense. Borrower shall deliver to Lender receipts satisfactory to Lender evidencing full prepayment of the Premiums therefor. In the event of foreclosure on, or other transfer of title in lieu of foreclosure of, the Collateral, all of Borrower’s interest in and to any and all Policies in force shall pass to Lender, or the transferee or purchaser as the case may be, and Lender is hereby irrevocably authorized to assign in Borrower’s name to such purchaser or transferee all such Policies, which may be amended or rewritten to show the interest of such purchaser or transferee.

(f)           Approval by the Lender of any Policies shall not be deemed a representation by the Lender as to the adequacy of coverage of such Policies or the solvency of the insurer.

6.15        Casualty Loss; Proceeds of Insurance.

(a)          Borrower will give Lender prompt written notice of any material loss or damage to the Collateral, or any part thereof, by fire or other casualty.

24

(b)          In case of loss or damage covered by any one of the Policies in excess of $500,000.00 (the “Insurance Threshold”), Lender is hereby authorized to settle and adjust any claim under such Policies (and after the entry of a decree of foreclosure, or a sale or transfer pursuant thereto or in lieu thereof, the decree creditor or such purchaser or transferee, as the case may be, are hereby authorized to settle and adjust any claim under such Policies) upon consultation with, but without requiring the consent of, Borrower; and Lender shall, and is hereby authorized to, collect and receipt for any and all proceeds payable under such Policies in connection with any such loss (collectively, the “Insurance Proceeds”). Borrower hereby irrevocably appoints Lender as its attorney-in-fact for the purposes set forth in the preceding sentence effective if an Event of Default has occurred and is continuing. Each insurance company is hereby authorized and directed to make payment (i) of 100% of all such losses (if such loss exceeds the Insurance Threshold) directly to Lender alone, and (ii) of 100% of all such losses (if such loss is less than or equal to the Insurance Threshold) directly to Borrower alone, and in no case to Borrower and Lender jointly. All reasonable costs and expenses incurred by Lender in the adjustment and collection of any such Insurance Proceeds (including without limitation reasonable attorneys’ fees and expenses) shall be so much additional indebtedness hereunder, and shall be reimbursed to Lender upon demand or may be paid and deducted by Lender from such Insurance Proceeds prior to any other application thereof. Lender shall not be responsible for any failure to collect any Insurance Proceeds due under the terms of any policy regardless of the cause of such failure, other than the gross negligence or willful misconduct of Lender.

(c)          Net Insurance Proceeds received by Lender under the provisions of this Agreement or any instrument supplemental hereto or thereto shall be applied by Lender at its option as and for a prepayment on each Note, without a prepayment fee (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for repair or replacement of such Collateral (“Restoration”), in which event Lender shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the indebtedness evidenced by both Notes. If Lender elects to permit the use of Insurance Proceeds to restore such Collateral it may do all necessary acts to accomplish that purpose, including advancing additional funds and all such additional funds shall constitute part of the Obligations. If Lender elects to make the Insurance Proceeds available to Borrower for the purpose of effecting the Restoration, or, following an Event of Default, elects to restore such Collateral, any excess of Insurance Proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment on the Loan, without a prepayment fee or premium. No interest shall be payable to Borrower upon Insurance Proceeds held by Lender.

(d)          So long as any Obligations shall be outstanding and unpaid, and whether or not Insurance Proceeds are available or sufficient therefor, Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence, the Restoration of the Collateral as nearly as possible to the same value, condition and character which existed immediately prior to such loss or damage in accordance with the Restoration plans and in compliance with all legal requirements. Any Restoration shall be effected in accordance with procedures to be first submitted to and approved by Lender in accordance with Section 6.17 hereof. Borrower shall pay all costs of such Restoration to the extent Insurance Proceeds are not made available or are insufficient.

25

6.16        Primary Banking Relationship. Borrower shall establish and maintain its primary operating and depository accounts with Lender.

6.17        Disbursement of Insurance Proceeds and Awards.

(a)          All Insurance Proceeds and/or Awards received by Lender as provided in Section 6 hereof shall, after payment or reimbursement therefrom of all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by Lender in the adjustment and collection thereof (collectively, the “Net Proceeds”), be deposited with Lender, or such other depositary as may be designated by Lender, and applied as provided in this Section 6.

(b)          Subject to Section 6.17(c) herein below, Lender may elect to apply the Net Proceeds to prepayment of the Obligations, whether then due or not. If the Obligations are not prepaid in full, then the Net Proceeds shall be applied to the installments of principal and interest in the inverse order of maturity.

(c)          All Net Proceeds which are not applied to the payment of the Obligations shall be applied to fund the payment of the costs, fees and expenses incurred for the Restoration of the Collateral as required in this Agreement.

(d)          Any surplus which may remain out of such Net Proceeds after payment of all costs, fees and expenses of such Restoration shall be applied to prepayment of the Obligations, without the payment of a prepayment fee or prepayment premium.

7.           Other Negative Covenants. While any obligation of Borrower under the Loan Documents remains outstanding, the following provisions shall apply, except to the extent that Lender otherwise consents in writing:

7.1         Liens on Property. Except as otherwise provided in this Agreement, Borrower shall not cause or suffer to become effective any lien, restriction or other title limitation affecting any part of the Collateral other than Permitted Liens.

7.2         Installation of Collateral. Borrower shall not install in, or use in connection with, the Collateral, any personal property which any Person other than Lender has the right to remove or repossess under any circumstances, or on which any Person other than Lender has a lien, except, in each case, terminals installed with Borrower’s clients in the ordinary course of Borrower’s business.

7.3         Removal of Collateral. Borrower shall not cause or permit the removal from the Premises any items of Collateral, other than sales or installations of terminals with Borrower’s clients in the ordinary course of Borrower’s business, unless: (a) no Event of Default has occurred, and (b) Borrower promptly substitutes other items of equal or greater value, all of which items shall be free of liens (other than liens in favor of Lender or such other Person as Lender shall permit in writing) and shall be subject to the lien of the Security Agreement, and executes and delivers to Lender all documents required by Lender in connection with the attachment of such liens to such items. Borrower shall keep records of each such removal and shall make such records available to Lender upon written request from time to time.

26

7.4         Limitations on Additional Indebtedness; Other Prohibited Transactions.

(a)          Except as expressly permitted herein, Borrower shall not, without the prior written consent of Lender granted in its sole discretion, incur any indebtedness of any kind other than (i) indebtedness to Guarantor; and (ii) Permitted Indebtedness.

(b)          Borrower shall not, without the prior written consent of Lender, engage directly or indirectly in any off balance sheet, hedge or derivative transactions, including without limitation, interest rate swaps and interest rate caps except with Lender and its affiliates and subsidiaries.

7.5         Change in Control. No change in Control of Borrower shall occur.

7.6         Cash Distributions. Except as permitted under Section 7.7, Borrower shall not pay distributions or dividends to shareholders or otherwise disburse cash to shareholders or investors during the term of the Loan without Lender’s prior written consent.

7.7         Management Fees.         Borrower shall not pay any management fees to Guarantor without Lender’s prior written consent unless (i) Borrower is in compliance with all terms, covenants and conditions of this Agreement and the other Loan Documents and (ii) the payment of such management fees will not result in an Event of Default.

8.           Defaults and Remedies.

8.1         Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a)          Borrower fails to pay (i) any installment of principal or interest payable pursuant to the terms of the Note when due, or (ii) any other amount payable to Lender under the Note, this Agreement, the Security Agreement or any of the other Loan Documents within ten (10) days after the date when any such payment is due in accordance with the terms hereof or thereof; or

(b)          Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower under the Note, this Agreement, the Security Agreement or any of the other Loan Documents and not specifically described in this Section 8.1 or in the default section of any other Loan Document; provided, however, that if such failure by its nature can be cured, then so long as the continued operation, safety and value of the Collateral, and the priority, validity and enforceability of the liens created by the Security Agreement or any of the other Loan Documents, are not impaired, threatened or jeopardized, then Borrower shall have a period (the “Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period; provided further that if such failure by its nature can be cured but cannot be cured by the payment of money and Borrower commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate; or

27

(c)          The existence of any inaccuracy or untruth in any material respect in any certification, representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to Lender by Borrower or Guarantor when made; provided, however, that in the case of an inaccuracy or untruth with respect to facts relating to Guarantor and not Borrower, no Event of Default shall be deemed to have occurred unless such facts are reasonably likely to result in a Material Adverse Change on Borrower; or

(d)          Borrower or Guarantor is dissolved, liquidated or terminated, or all or substantially all of the assets of Borrower are sold or otherwise transferred without Lender’s prior written consent; or

(e)          Borrower is the subject of an order for relief by a bankruptcy court, or is unable or admits its inability (whether through repudiation or otherwise) to pay its debts as they mature, or makes an assignment for the benefit of creditors; or Borrower applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower, and the appointment continues undischarged or unstayed for sixty (60) days; or Borrower institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation or similar proceeding relating to it or any part of its property; or any similar proceeding is instituted without the consent of Borrower, and continues undismissed or unstayed for sixty (60) days; or any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against any property of Borrower and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(f)           Any Guaranty is repudiated, revoked or terminated in whole or in part without Lender’s prior written consent; or Guarantor claims that his, her or its Guaranty is ineffective or unenforceable, in whole or in part and for any reason, with respect to amounts then outstanding or amounts that might in the future be outstanding; or

(g)          any material provision of this Agreement or the Loan Documents shall at any time for any reason cease to be valid and binding on Borrower, or shall be declared to be null and void, or the validity or enforceability thereof shall be successfully contested by any Governmental Agency, or Borrower shall deny that it has any or further liability or obligation under this Agreement or the Loan Documents; or

28

(h)          any default by Borrower in any payment of principal or interest due and owing upon any other material obligations of Borrower for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity; or

(i)           Guarantor fails to perform any obligation (following any applicable notice and cure period) under the Guaranty; provided, however, that no Event of Default shall be deemed to have occurred unless such failure to perform is reasonably likely to result in a Material Adverse Change on Borrower; or

(j)           All or any material portion of the Collateral is condemned, seized or appropriated by a Governmental Agency; or

(k)          The Collateral is materially damaged or destroyed by fire or other casualty unless Borrower establishes within sixty (60) days after such casualty its qualification under the Security Agreement to use any available insurance proceeds to restore the Collateral and thereafter diligently restores the Collateral in accordance with this Agreement and the Security Agreement; or

(l)           The existence of any fraud, dishonesty or bad faith by or with the acquiescence of Borrower or Guarantor which in any way relates to or affects the Loan or the Collateral; or

(m)         The occurrence of any event specifically identified as an Event of Default in any other Loan Document; or

(n)          The occurrence of a Material Adverse Change in the financial condition of Borrower; or

(o)          Either Borrower or Guarantor shall have a judgment entered against it in excess of $250,000.00 in any civil, administrative or other proceeding, which judgment is not fully covered by insurance, and such judgment remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry; or

(p)          The occurrence of a default under any Rate Management Agreement; or

(q)          Borrower defaults in any loan obligation to Lender other than in connection with the Loan, subject to any applicable cure period(s); or

29

(r)           The failure to deliver any of the financial statements or compliance certificates pursuant to Section 6.6 of this Agreement and such default continues unremedied for ten (10) Business Days; or

(s)          Borrower fails to comply with the financial covenants contained in Section 6.7 or Section 6.8 of this Agreement; provided, however, if and only if Borrower’s failure to comply with the financial covenant contained in Section 6.8 of this Agreement is caused solely by the balance of that certain $1,000,000.00 overdraft Amended and Restated Revolving Promissory Note made by Borrower in favor of Lender dated of even date herewith, such failure shall not be an Event of Default unless it continues unremedied for a period of ten (10) days after Borrower obtains actual knowledge of such failure.

8.2         Remedies Upon Default. Upon the occurrence of any Event of Default, Lender shall take such action or actions as Lender may direct, at Lender’s option and in its absolute discretion, including, but not limited to, any or all of the following actions:

(a)          Terminate any obligation or responsibility on the part of Lender to make further advances of Loan Proceeds or of any other amounts held by Lender and constituting security for the Obligations pursuant to this Agreement or any other Loan Document;

(b)          Declare the outstanding principal balance of the Loan, together with all accrued interest thereon and other amounts owing in connection therewith, to be immediately due and payable in full, regardless of any other specified due date, and in the event of the occurrence of an Event of Default under Section 8.1(e) such principal and interest shall become immediately due automatically;

(c)          In its own right or by a court-appointed receiver, take possession of the Property, enter into contracts for and otherwise pay the costs thereof out of the proceeds of the Loan; and in the event that such costs exceed the total of such funds, Lender shall have the right but not the obligation to pay such excess costs by expenditure of their own respective funds; and/or

(d)          Exercise any of its rights under the Loan Documents and any rights provided by Applicable Law, including the right to foreclose on any security and exercise any other rights with respect to any security, all in such order and manner as Lender elects in its absolute discretion.

30

8.3         Cumulative Remedies, No Waiver. Lender’s rights and remedies under the Loan Documents are cumulative and in addition to all rights and remedies provided by Applicable Law from time to time. The exercise or direction to exercise by Lender of any right or remedy shall not constitute a cure or waiver of any default, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice Lender in the exercise of any other right or remedy. No waiver of any default shall be implied from any omission by Lender to take action on account of such default if such default persists or is repeated. No waiver of any default shall affect any default other than the default expressly waived, and any such waiver shall be operative only for the time and to the extent stated. No waiver of any provision of any Loan Document shall be construed as a waiver of any subsequent breach of the same provision. The consent by Lender to any act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary Lender’s consent to or approval of any subsequent act. Lender’s acceptance of the late performance of any obligation shall not constitute a waiver by Lender of the right to require prompt performance of all further obligations; Lender’s acceptance of any performance following the sending or filing of any notice of default shall not constitute a waiver of Lender’s right to proceed with the exercise of remedies for any unfulfilled obligations; and Lender’s acceptance of any partial performance shall not constitute a waiver by Lender of any rights relating to the unfulfilled portion of the applicable obligation.

9.           Miscellaneous.

9.1         Nonliability. Borrower acknowledges and agrees that:

(a)          notwithstanding any other provision of any Loan Document: (i)  Lender is not and shall be deemed a partner, joint venturer, alter-ego, manager, controlling person or other business associate or participant of any kind of Borrower and Lender does not intend to ever assume any such status; (ii)  Lender does not intend to ever assume any responsibility to any Person for the quality or safety of the Property, and (iii)  Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower;

(b)          Lender shall not be directly or indirectly liable or responsible in any way for any loss, cost, damage, penalty, expense, liabilities or injury of any kind to any Person or property resulting from any development, occupancy, ownership, management, operation, possession, condition or use of, the Collateral (except to the extent proximately caused by Lender’s proven gross negligence or willful misconduct), including without limitation those resulting or arising directly or indirectly from: (i) any defect in any building or other onsite or offsite improvement; (ii) any act or omission of Borrower or any of Borrower’s agents, employees, independent contractors, licensees or invitees; or (iii) any accident on the Collateral or any fire or other casualty or hazard; and

(c)          By accepting or approving anything required to be performed or given to Lender under the Loan Documents, including any certificate, financial statement, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency or legal effect of the same, and no such acceptance or approval shall constitute a warranty or representation by Lender to anyone.

9.2         Indemnification of Lender.

(a)          To the fullest extent permitted by law, Borrower agrees to indemnify, hold harmless and defend Lender, and each of its officers, members, directors, officials, employees, attorneys and agents (collectively, the “Indemnified Parties”), against any and all losses, damages, claims, actions, liabilities, costs and expenses of any conceivable nature, kind or character (including, without limitation, reasonable attorneys’ fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) to which the Indemnified Parties, or any of them, may become subject under or any statutory law (including federal or state securities laws) or at common law or otherwise, arising out of or based upon or in any way relating to:

31

(i)          (A) the making of the Loan; (B) a claim, demand or cause of action that any Person has or asserts against Borrower; (C) the payment of any commission, charge or brokerage fee incurred in connection with the Loan; (D) any act or omission of Borrower, any of its agents, employees, licensees with respect to the Loan or the Collateral; (E) the development, ownership, occupancy, management, operation, possessing condition or use of the Collateral; (F) the Loan Documents or the execution or amendment thereof, or in connection with any of the transactions contemplated thereby, including without limitation, the making of the Loan; and (G) any lien or charge upon payments by Borrower to Lender hereunder, or any taxes (including, without limitation, ad valorem taxes and sales taxes), assessments, impositions and other charges imposed in respect of all or any portion of the Collateral; and

(ii)         any act or omission of Borrower or any of its agents, contractors, servants, employees or licensees, the operation of the Collateral, or the condition, use, possession, conduct or management of work done in or about, or from the planning, design, acquisition or any part thereof; and

(iii)        any lien or charge upon payments by Borrower to Lender hereunder, or any taxes (including, without limitation, all ad valorem taxes and sales taxes), assessments, impositions and other charges imposed on Lender in respect of any portion of the Collateral; and

(iv)        any claim or action raised by, filed or brought by or in the name of any Governmental Agency with respect to non-payment of State of Florida documentary stamp taxes and/or non-recurring intangible taxes against Lender, its directors, officers, agents or employees in connection with the Loan; and except (A) in the case of the foregoing indemnification of Lender or any its officers, members, directors, officials, employees, attorneys and agents, to the extent such damages are caused by the gross negligence or willful misconduct of such Indemnified Party, or (B) in the case of the foregoing indemnification of the Lender or any of its officers, members, directors, officials, employees, attorneys and agents, to the extent such damages are caused by the willful misconduct of such Indemnified Party; and provided that this Section is not intended to give rise to a right of Lender to claim payment of the principal and accrued interest with respect to the Loan as a result of an Indemnified Party claim. In the event that any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought hereunder, Borrower, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel selected by the Indemnified Party, and shall assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion; provided that the Indemnified Party shall have the right to review and approve or disapprove any such compromise or settlement which consent shall not be unreasonably conditioned, withheld or delayed. Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and Borrower shall pay the reasonable fees and expenses of such separate counsel; provided, however, that such Indemnified Party may only employ separate counsel at the expense of Borrower if in the reasonable judgment of such Indemnified Party a conflict of interest exists by reason of common representation or if all parties commonly represented do not reasonably agree as to the action (or inaction) of counsel.

32

(b)          The rights of any persons to indemnity hereunder and rights to payment of fees and reimbursement of expenses pursuant to this Agreement shall survive the final repayment of the Loan. The provisions of this Section shall survive the termination of this Agreement.

9.3         Reimbursement of Lender. Borrower shall reimburse Lender for all Loan Expenses immediately upon written demand. Such reimbursement obligations shall bear interest following written demand at the Default Rate, and shall be secured by the Loan Documents. Such reimbursement obligations shall survive the cancellation of the Note and the release and reconveyance of the Loan Documents.

9.4         Obligations Unconditional and Independent. Notwithstanding the existence at any time of any obligation or liability of Lender to Borrower, or any other claim by Borrower against Lender in connection with the Loan or otherwise, Borrower hereby waives any right it might otherwise have (a) to offset any such obligation, liability or claim against Borrower’s obligations under the Loan Documents or (b) to claim that the existence of any such outstanding obligation, liability or claim excuses the nonperformance by Borrower of any of its obligations under the Loan Documents.

9.5         Notices. Any notices, communications and waivers under this Agreement shall be in writing and shall be (a) delivered in person, (b) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (c) sent by overnight express carrier, addressed in each case as follows:

To Lender:	Fifth Third Bank 201 E. Kennedy Blvd., Suite 1800 Tampa, FL 33602 Attn: Brian Holliday, Vice President

With a copy to:	Bradley Arant Boult Cummings LLP 100 N. Tampa Street, Suite 2200 Tampa, FL 33602 Attn: Stephanie Kane, Esq.

To Borrower:	JetPay Payment Services, FL, LLC 316 South Baylen St., Suite 590 Pensacola, FL 32502 Attn: Chris Battel or Rick Carroll and 3939 West Drive Center Valley, PA 18037 Attn: Gregory M. Krzemien

33

With a copy to:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104-2808 Attn: Gary L. Green, Esq.

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received.

9.6         Survival of Representations and Warranties. All representations and warranties of Borrower in the Loan Documents shall survive the making of the Loan and have been or will be relied on by Lender and Lender notwithstanding any investigation made by Lender or Lender, as the case may be.

9.7         No Third Parties Benefited. This Agreement is made for the purpose of setting forth rights and obligations of Borrower and Lender, and no other Person shall have any rights hereunder or by reason hereof.

9.8         Binding Effect, Assignment of Obligations. This Agreement shall bind, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns. Borrower shall not assign any of its rights or obligations under any Loan Document without the prior written consent of Lender, which consent may be withheld in Lender’s absolute discretion. Any such assignment without such consent shall be void.

9.9         Counterparts. Any Loan Document may be executed in counterparts, all of which, taken together, shall be deemed to be one and the same document.

9.10        Prior Agreements; Amendments; Consents. This Agreement (together with the other Loan Documents) contains the entire agreement among Lender and Borrower with respect to the Loan, and all prior negotiations, understandings and agreements are superseded by this Agreement and such Loan Documents. No modification of any Loan Document (including waivers of rights and conditions) shall be effective unless in writing and signed by the party against whom enforcement of such modification is sought, and then only in the specific instance and for the specific purpose given. Notwithstanding the foregoing, Lender shall have the right to waive or modify, conditionally or unconditionally, the conditions to its approvals and consents hereunder, without the consent of any party. Consents and approvals to be obtained from Lender shall be in writing.

34

9.11        Governing Law. All of the Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the conflicts of laws principles thereof; provided that if Lender has greater rights or remedies under federal law, then such right and/or remedies under federal law shall also be available to Lender.

9.12        Severability of Provisions. No provision of any Loan Document that is held to be unenforceable or invalid shall affect the remaining provisions, and to this end all provisions of the Loan Documents are hereby declared to be severable.

9.13        Headings. Article and section headings are included in the Loan Documents for convenience of reference only and shall not be used in construing the Loan Documents.

9.14        Conflicts. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, this Agreement shall prevail; provided however that, with respect to any matter addressed in both such documents, the fact that one document provides for greater, lesser or different rights or obligations than the other shall not be deemed a conflict unless the applicable provisions are inconsistent and could not be simultaneously enforced or performed.

9.15        Time of the Essence. Time is of the essence of all of the Loan Documents.

9.16        Rights to Share Information. Lender shall have the right to discuss the affairs of Borrower with any officer thereof, and to discuss the financial condition of Borrower and the Property, and to disclose any non-confidential information received by Lender regarding Borrower, the Property or any officer of Borrower with any other officer of Borrower, singularly or together, as Lender may choose in its sole and absolute discretion.

9.17        Pledge to Federal Reserve. Anything in this Agreement to the contrary notwithstanding, without notice to or consent of any party or the need to comply with any of the formal or procedural requirements of this Agreement, Lender and/or any transferee, assignee, purchaser or participant may (to the fullest extent permitted under Applicable Law) at any time and from time to time pledge and assign any or all of its right, title and interest in, to and under all or any of the Loan or the Loan Documents to a Federal Reserve Bank.

9.18        Waiver of Right to Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

35

9.19        Consent to Jurisdiction. TO INDUCE LENDER TO ENTER INTO THIS AGREEMENT, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS MAY BE LITIGATED IN COURTS HAVING SITUS IN HILLSBOROUGH COUNTY, FLORIDA OR HAMILTON COUNTY, OHIO. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN HILLSBOROUGH COUNTY, FLORIDA AND HAMILTON COUNTY, OHIO AND WAIVES PERSONAL SERVICE OF PROCESS UPON BORROWER.

9.20        Patriot Act. Lender (for itself and not on behalf of any other party) hereby notifies Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

9.21        Right of Setoff. Borrower grants to Lender a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Lender all Borrower’s right, title and interest in and to, Borrower’s accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, to the extent permitted by Applicable Law, to charge or setoff all Obligations against any and all such accounts if an Event of Default has occurred and is continuing.

[SIGNATURE PAGE TO FOLLOW]

36

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

JETPAY PAYMENT SERVICES, FL, LLC,
a Delaware limited liability company

By:	JetPay Corporation, its sole member

	By:	/s/ Gregory M. Krzemien
	Name:	Gregory M. Krzemien
	Its:	Chief Financial Officer

STATE OF Pennsylvania

COUNTY OF Lehigh

The foregoing document was acknowledged before me this 22nd day of June, 2017, by Gregory M. Krzemien as Chief Financial Officer of JETPAY CORPORATION, the sole member of JETPAY PAYMENT SERVICES, FL, LLC, a Delaware limited liability company. He/she is personally known to me or has produced ____Known___________________________ as identification.

/s/ Lisa J. Sell
NOTARY PUBLIC

Name:	Lisa J. Sell
Serial No.	1236202

My Commission Expires:	8-26-2019

[SIGNATURE OF LENDER APPEARS ON FOLLOWING PAGE]

Signature Page to Credit Agreement

LENDER:

FIFTH THIRD BANK,
an Ohio banking corporation

By:	/s/ Brian Holliday
Brian Holliday, Vice President

STATE OF FLORIDA

COUNTY OF Hillsborough

The foregoing instrument was acknowledged before me this _22nd___ day of June, 2017, by Brian Holliday, as Vice President of FIFTH THIRD BANK, an Ohio banking corporation, on behalf of the bank. He is personally known to me or has produced known__________________ as identification.

/s/ Nicole Sterni
NOTARY PUBLIC

Name:	Nicole Sterni
Serial No.	FF 109345

My Commission Expires:	April 2, 2018

Signature Page to Credit Agreement

EXHIBIT “A”

Compliance Certificate

SCHEDULE 1.2

Subordinated Debt as of Effective Date

None.

SCHEDULE 4.15

Litigation

None.

SCHEDULE 4.22

Business Locations

Chief Executive Office:

JetPay Corporation

3939 West Drive

Center Valley, PA 18069

ATTN: Gregory Krzemien

Places of Business:

316 South Baylen Street, Suite 590

Pensacola, Florida 32502